                                            EXHIBIT 22†

List of Guarantor Subsidiaries and Issuers of Guaranteed Securities

As of June 30, 2025, Smurfit Westrock plc (“Parent”), an Irish public limited company and each of the subsidiaries listed below under the heading “Subsidiary Guarantors” have fully and unconditionally guaranteed on an unsecured, joint and several basis the debt securities listed below that were issued by the Parent’s wholly owned subsidiaries, Smurfit Kappa Treasury Unlimited Company (“SKT”) and Smurfit Westrock Financing Designated Activity Company (“SWF”), as identified below under the heading “Debt Securities”, pursuant to offerings registered under the Securities Act of 1933, as amended. In addition, SWF guarantees SKT’s obligations under the 5.200% Senior Notes due 2030, 5.438% Senior Notes due 2034 and 5.777% Senior Notes due 2054, and SKT guarantees SWF’s obligations under the 5.418% Senior Notes due 2035.

                                    State or other jurisdiction of
Subsidiary Guarantors                            incorporation or organization

Smurfit Kappa Acquisitions Unlimited Company                    Ireland
Smurfit Kappa Group plc                                Ireland
Smurfit Kappa Investments Limited                        Ireland
Smurfit Kappa Treasury Funding Designated Activity Company            Ireland
Smurfit International B.V.                                Netherlands
Smurfit WestRock US Holdings Corporation                        Delaware
WestRock Company                                Delaware
WestRock MWV, LLC                                 Delaware
WestRock RKT, LLC                                Georgia
WRKCo Inc.                                    Delaware

Debt Securities

5.200% Senior Notes due 2030 issued by SKT
5.438% Senior Notes due 2034 issued by SKT
5.777% Senior Notes due 2054 issued by SKT
5.418% Senior Notes due 2035 issued by SWF